                                   Exhibit 11

                                Microvision, Inc.

                      Computation of Net Loss Per Share and
                      Net Loss Per Share Assuming Dilution


                                             Three months ended September 30,           Nine months ended September 30,
                                             --------------------------------           -------------------------------
                                               1999              1998                       1999              1998
                                               ----              ----                       ----              ----
Net Loss                                     ($3,263,000)      ($1,630,500)                ($10,443,700)   ($4,990,200)
Less: Preferred Dividend                                                                        (73,400)

Non-Cash beneficial conversion feature
of Series B Preferred Stock                     (606,300)                                    (1,754,300)
                                             -----------       -----------                 ------------    -----------

Net Loss available for common
Shareholders                                 ($3,869,300)      ($1,630,500)                ($12,271,400)   ($4,990,200)
                                             ===========       ===========                 ============    ===========

Shares used in computing net loss per share and net loss per share assuming dilution:

    Weighted average shares outstanding        9,535,800         6,016,400                    7,576,200      5,975,400
                                             ===========       ===========                 ============    ===========
Net loss per share and per share
assuming dilution                                 ($0.41)           ($0.27)                      ($1.62)        ($0.84)
                                             ===========       ===========                 ============    ===========


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